UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 12, 2011

Date of Report (Date of earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

750 Battery Street, Suite 330, San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events.

On April 12, 2011, the Company issued a press release announcing that it will seek shareholder approval of an authorization enabling its board of directors, in its discretion, to effect a reverse stock split in the range of 1-for-15 to 1-for-25 shares of common stock. The reverse stock split would provide the Company with a means to cure its minimum bid price deficiency for continued listing on The NASDAQ Capital Market, if such action becomes necessary. The authorization will be voted upon at the annual meeting of shareholders to be held on June 9, 2011.

The Company has filed preliminary proxy materials with the Securities and Exchange Commission (SEC), and, subject to satisfaction of SEC requirements, intends to provide definitive proxy materials to shareholders in late April. Detailed information about the reverse stock split and other proposals to be voted on at the annual meeting of shareholders will be contained in the definitive proxy statement. The definitive proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement by contacting the Company at 750 Battery Street, Suite 330, San Francisco, CA 94111, Attn: Investor Relations, or at www.poniard.com. Poniard and its officers, directors, employees and certain other persons may be deemed to be participants in the solicitation of proxies of company shareholders in connection with the reverse stock split and other proposals to be voted on at the annual meeting. Information regarding such individuals, their interests in such proposals, and their participation in the solicitation will be set forth in the definitive proxy statement. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference, specifically including the cautionary note regarding forward-looking statements contained in the press release.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

  99.1 – Press release dated April 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: April 18, 2011	By:	/s/ MICHAEL K. JACKSON
Name: Michael K. Jackson Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 12, 2011